                          SUSQUEHANNA BANCSHARES, INC.
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                              FRIDAY, MAY 29, 1998


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints James H. Shreiner and Kenneth E. Miller, and each of them, proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. ("Susquehanna") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at the Country Club of Hershey, PA, 1000 East Derry Road, Hershey, Pennsylvania, on Friday, May 29, 1998, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR THE AMENDMENT TO
                    ---                                ---
SUSQUEHANNA'S ARTICLES OF INCORPORATION TO INCREASE THE AGGREGATE AUTHORIZED CAPITAL OF SUSQUEHANNA BY INCREASING THE AUTHORIZED COMMON STOCK OF SUSQUEHANNA FROM THIRTY-TWO MILLION (32,000,000) SHARES, PAR VALUE $2.00 PER SHARE, TO ONE HUNDRED MILLION (100,000,000) SHARES, PAR VALUE $2.00 PER SHARE.

(1)  Election of Directors to the Class of 2001

FOR                           WITHHOLD AUTHORITY
all the nominees      or      to vote for all nominees
listed                --                  ---


     [_]                               [_]

       INSTRUCTIONS to withhold
                       --------
 or    authority to vote for any             James G. Apple
 --    -------------------------             Trudy B. Cunningham
       individual nominee, strike a line     John M. Denlinger
       ------------------                    Marley R. Gross
       through the nominee's name in the     T. Max Hall
       list:                                 Raymond M. O'Connell


(2) Proposal to amend Susquehanna's Articles of Incorporation to increase the aggregate authorized capital of Susquehanna by increasing the authorized common stock of Susquehanna from thirty-two million (32,000,000) shares, par value $2.00 per share, to one hundred million (100,000,000) shares, par value $2.00 per share.

                 For  [_]          Against [_]          Abstain [_]

(3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     THIS PROXY REVOKES ALL PRIOR PROXIES.

     IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of __________________, 1998.


------------------------     --------------------------------------(SEAL)
Number of Shares             Signature

                             --------------------------------------(SEAL)
                             Signature


PLEASE SIGN EXACTLY AS YOUR SHARES ARE ISSUED. IF SHARES ARE ISSUED IN JOINT NAMES, ALL MUST SIGN. WHEN SIGNING AS POWER OF ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                Exchange Act of 1934 (Amendment No.           )

     Filed by the Registrant  [X]

     Filed by a Party other than the Registrant  [_]

     Check the appropriate box:

     [x] Preliminary Proxy Statement       [_] Confidential, For Use
                                               of the Commission Only
                                               (as permitted by
                                               Rule 14a-6(e)(2))

     [_]  Definitive Proxy Statement

     [_]  Definitive Additional Materials

     [_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SUSQUEHANNA BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x]  No fee required.

     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------
     [_]  Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

--------------------------------------------------------------------------------

                         Susquehanna Bancshares, Inc.


                                April 27, 1998

TO OUR SHAREHOLDERS:

  A Notice and Proxy Statement for the Annual Meeting of Shareholders to be held at the Country Club of Hershey, PA, 1000 East Derry Road, Hershey, Pennsylvania, on Friday, May 29, 1998, at 10:00 a.m. is set forth on the following pages.

  At this meeting, the six members of the Class of 2001 (as defined herein) of the Board of Directors of Susquehanna Bancshares, Inc. ("Susquehanna") will be elected for the coming three years.

  You will also be asked to approve an amendment to the Articles of Incorporation of Susquehanna which would increase the aggregate authorized capital of Susquehanna by increasing the number of authorized shares of common stock of Susquehanna from thirty-two million (32,000,000) shares, par value $2.00 per share, to one hundred million (100,000,000) shares, par value $2.00 per share (the "Amendment").

  Your Board of Directors unanimously recommends that you vote "FOR" the Director nominees presented, and "FOR" approval of the Amendment as proposed.

  Please sign and date the enclosed proxy and return it in the accompanying envelope as promptly as possible. It is hoped that you will be able to attend the meeting. The giving of a proxy will not affect your right to vote your shares if you attend the meeting and desire to vote in person. A proxy is revocable by the shareholder giving it, provided written notice of the revocation is received by the Secretary of Susquehanna prior to voting the proxy. The proxy may be revoked prior to or during the meeting, but if revoked during the meeting, votes on matters made under the authority of the proxy prior to such revocation will not be affected.


                                   /s/ Robert S. Bolinger

                                   Robert S. Bolinger
                                   President and
                                   Chief Executive Officer

                          Susquehanna Bancshares, Inc.
                      26 North Cedar Street, P.O. Box 1000
                             Lititz, PA  17543-7000

                                April 27, 1998


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      To be held on Friday, May 29, 1998

     THE ANNUAL MEETING OF SHAREHOLDERS OF SUSQUEHANNA BANCSHARES, INC. ("Susquehanna") will be held on Friday, May 29, 1998, at 10:00 a.m. at the Country Club of Hershey, PA, 1000 East Derry Road, Hershey, Pennsylvania, for the purposes of:

           1. Electing six directors for a three year term to expire at the 2001 annual meeting of shareholders of Susquehanna (the "Class of 2001");

           2. Approving an amendment to Susquehanna's Articles of Incorporation to increase the aggregate authorized capital of Susquehanna by increasing the authorized common stock of Susquehanna from thirty-two million (32,000,000) shares, par value $2.00 per share, to one hundred million (100,000,000) shares, par value $2.00 per share (the "Amendment"). If the Amendment is approved, a portion of the additional shares of common stock will be used to effectuate a _____ for _____ split of Susquehanna common stock (effected in the form of a _____% dividend) approved by Susquehanna's Board of Directors (the "Stock Split"). The proposed Stock Split is expressly conditioned upon shareholder approval of the Amendment; and

           3. Transacting such other business as may properly be brought before the Annual Meeting of Shareholders of Susquehanna or any adjournment or adjournments thereof.

     Only shareholders of record of Susquehanna common stock, par value $2.00 per share, at the close of business on April 21, 1998, will be entitled to notice of and to vote at the Annual Meeting of Shareholders (the "Annual Meeting") of Susquehanna and any adjournment or adjournments thereof. The stock transfer books of Susquehanna will not be closed.

     All shareholders are cordially invited to attend the Annual Meeting, but whether or not you expect to attend the meeting in person, please sign and date the enclosed proxy and return it promptly in the enclosed, pre-paid, return addressed envelope. You may revoke the proxy at any time before it is voted, by written notice to, or a subsequently dated proxy received by, the Secretary of Susquehanna.

     A copy of the 1997 Annual Report of Susquehanna is enclosed.


                               By Order of the Board of Directors

                               /s/ Richard M. Cloney

                               Richard M. Cloney
                               Secretary

Lititz, Pennsylvania
April 27, 1998

                               TABLE OF CONTENTS

INTRODUCTION.......................................................   4

General............................................................   4
Record Date for, and Voting at, the Annual Meeting.................   4
Proxies for the Annual Meeting.....................................   5

PRINCIPAL HOLDERS OF VOTING SECURITIES AND HOLDINGS OF MANAGEMENT..   6

ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS.......................   7

Board Committees and Meetings......................................   9

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION........................  10

Compensation of Directors and Executive Officers...................  10
Compliance with Section 16(a) of the Exchange Act..................  11
Report of the Compensation Committee...............................  11
Description of Certain Plans and Employment Contracts..............  23
Cash Balance Pension Plan..........................................  26
Stock Price Performance Graph......................................  28

APPROVAL OF AMENDMENT TO SUSQUEHANNA'S ARTICLES OF INCORPORATION...  29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.....................  30

INDEPENDENT PUBLIC ACCOUNTANTS.....................................  30

SHAREHOLDER PROPOSALS..............................................  30

OTHER MATTERS......................................................  31

                         Susquehanna Bancshares, Inc.
                     26 North Cedar Street, P.O. Box 1000
                            Lititz, PA  17543-7000

                                PROXY STATEMENT

                                April 27, 1998

                                 INTRODUCTION

General


  This Proxy Statement is being furnished on or about April 27, 1998, by Susquehanna Bancshares, Inc. ("Susquehanna") to the holders of Susquehanna common stock, par value $2.00 per share ("Susquehanna Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Susquehanna for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Friday, May 29, 1998, and any adjournment or adjournments thereof, to consider and vote upon: (i) the election of six directors for a three year term to expire at the 2001 annual meeting of shareholders of Susquehanna (the "Class of 2001"); (ii) approving an amendment to Susquehanna's Articles of Incorporation ("Articles") to increase the aggregate authorized capital of Susquehanna by increasing the authorized Common Stock of Susquehanna from thirty-two million (32,000,000) shares, par value $2.00 per share, to one hundred million (100,000,000) shares, par value $2.00 per share (the "Amendment"); and (iii) such other business as may come before the Annual Meeting or any adjournment or adjournments thereof.

  If the Amendment is approved, a portion of the additional shares of Common Stock will be used to effectuate a _____ for _____ split of Susquehanna Common Stock (effected in the form of a _____% stock dividend) (the "Stock Split"). The proposed Stock Split is expressly conditioned upon shareholder approval of the Amendment.

Record Date for, and Voting at, the Annual Meeting

  This Proxy Statement and the accompanying form of proxy are being sent on or about April 27, 1998, to holders of record of Susquehanna Common Stock on April 21, 1998 (the "Record Date") who are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were __________ shares of Susquehanna Common Stock outstanding and entitled to vote at the Annual Meeting.

  The holders, present in person or represented by proxy, of a majority of the issued and outstanding shares entitled to vote, shall be necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share of Susquehanna Common Stock is entitled to one vote on each matter to be presented at the Annual Meeting.

  At the Annual Meeting, each share of Susquehanna Common Stock is entitled to vote in the election of six directors to the Class of 2001 of the Board of Directors. Shareholders will be entitled to cast one vote for each share held for each candidate nominated, but will not be entitled to cumulate such votes. The six nominees to the Class of 2001 receiving the highest number of votes shall be elected to the Board of Directors.

  Approval of the Amendment will require the affirmative vote of the holders of a majority of Susquehanna Common Stock present in person or represented by proxy at the Annual Meeting.

  Abstentions may be specified on the proposal to approve the Amendment. Abstentions will be considered present for purposes of determining the presence of a quorum, but as unvoted on the proposal to approve the Amendment. Abstentions will have the same effect as a negative vote because the Amendment requires the affirmative vote of the holders of a majority of Susquehanna Common Stock present in person or represented by proxy at the Annual Meeting.

  Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have such discretionary authority with respect to the election of directors and the proposal to approve the Amendment. A failure by brokers to vote shares will have no effect in the outcome of the election of directors or the proposal regarding the Amendment because such shares will not be considered present and entitled to vote with respect to such matters.

  As to all other matters, the vote of the holders of a majority of the Susquehanna Common Stock present in person or represented by proxy, shall decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of Susquehanna's Articles or Bylaws, a different vote is required. Generally, abstentions on these matters will have the same effect as a negative vote because such matters under Susquehanna's Bylaws require the affirmative vote of the holders of a majority of Susquehanna Common Stock present in person or represented by proxy at the Annual Meeting. Broker non-votes will have no effect because such shares will not be considered present and entitled to vote on such matters.

  The Board of Directors of Susquehanna has unanimously approved the Amendment and recommends that Susquehanna shareholders vote "FOR" approval of the Amendment, and "FOR" the election of the six director nominees to the Class of 2001.

Proxies for the Annual Meeting


  The proxy enclosed for purposes of the Annual Meeting may be revoked by the person giving it, at any time after its submission and before it is exercised, by (i) submitting written notice of revocation of such proxy to the Secretary of Susquehanna prior to voting at the Annual Meeting; (ii) submitting a later dated proxy received by the Secretary of Susquehanna; or (iii) such person appearing at the Annual Meeting and requesting a revocation of the proxy. Appearance alone at the Annual Meeting will not of itself constitute a revocation of the proxy. All shares represented by valid proxies will be voted in the manner specified in the proxies.

  Each proxy, unless the shareholder otherwise specifies therein, (i) will be voted FOR the election of the persons nominated for directors by the management of Susquehanna ("Susquehanna Management"); (ii) will be voted FOR the approval of the Amendment; and (iii) will be voted FOR adjournment in situations in which Susquehanna Management moves to adjourn the Annual Meeting. In each case where the Susquehanna shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with such direction. Susquehanna shareholders may designate a person or persons other than those named in the enclosed proxy to vote their shares at the Annual Meeting or any adjournment thereof.

  The Board of Directors of Susquehanna knows of no business which will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the Annual Meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments thereof, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

  Directors, officers and employees of Susquehanna may solicit proxies from Susquehanna shareholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. Susquehanna will request that the Notice of Annual Meeting, this Proxy Statement, the proxy and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling such materials. All costs of solicitation will be borne by Susquehanna.

       PRINCIPAL HOLDERS OF VOTING SECURITIES AND HOLDINGS OF MANAGEMENT

  To the knowledge of Susquehanna Management, no person owns beneficially more than 5% of the Susquehanna Common Stock.

  The following table sets forth, as of February 27, 1998, the shares of Susquehanna Common Stock deemed to be owned beneficially by each director and by all directors and executive officers as a group:

-------------------------------------------------------------------------------------------------------------------
  Name of Beneficial Owner          Nature and Amount of Beneficial         Percentage of Outstanding
                                    Ownership of Susquehanna Common         Susquehanna Common Stock
                                              Stock/(1)/
-------------------------------------------------------------------------------------------------------------------
James G. Apple/(2)//(5)/                      26,045                                 0.115%
Robert S. Bolinger                            27,791                                 0.123
Richard M. Cloney                              5,772                                 0.026
Trudy B. Cunningham/(2)/                         158                                 0.000
John M. Denlinger/(2)/                        30,840                                 0.137
Richard E. Funke/(6)/                         32,457                                 0.144
Henry H. Gibbel/(3)/                         102,993                                 0.457
Marley R. Gross/(2)/                           2,141                                 0.009
T. Max Hall/(2)//(4)/                          6,871                                 0.030
Edward W. Helfrick                           161,544                                 0.716
C. William Hetzer, Jr.                         4,500                                 0.020
George J. Morgan                               7,420                                 0.033
Raymond M. O'Connell/(2)/                     74,128                                 0.329
Robert C. Reymer, Jr.                          5,879                                 0.026
Roger V. Wiest                                23,250                                 0.103
All Directors, Nominees and
Officers as a Group
(26 in number)                               559,564                                  2.48
-------------------------------------------------------------------------------------------------------------------

------------------
/(1)/ Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
/(2)/  Nominee for three year term expiring in 2001.
/(3)/ Mr. Gibbel has sole beneficial ownership with respect to 79,875 shares and shares beneficial ownership with his wife with respect to 16,218 shares. 6,900 shares are beneficially owned solely by Mr. Gibbel's wife. Mr. Gibbel is also an officer and director of Gibbel Foundation, Inc., Penn Charter Mutual Insurance Co., and Lititz Mutual Insurance Co. These three organizations hold 4,687 shares, 18,750 shares, and 163,125 shares, respectively, to which Mr. Gibbel disclaims beneficial ownership.
/(4)/ Mr. Hall has sole beneficial ownership of 5,905 shares. In addition, 966 shares are held in a Keogh Plan for the benefit of Mr. Hall.
/(5)/ Mr. Apple has sole beneficial ownership with respect to 8,777 shares. In addition, 17,268 shares are held in trust under the John A. Apple, Deceased, Marital Trust, with respect to which Mr. Apple shares beneficial ownership. /(6)/ Mr. Funke has sole beneficial ownership with respect to 6,896 shares. 18,000 shares are beneficially owned solely by Mr. Funke's wife, and 2,070 shares are beneficially owned solely by his children. In addition, Mr. Funke shares joint ownership with his mother with respect to 5,491 shares.
------------------

                 ELECTION OF DIRECTORS AND EXECUTIVE OFFICERS

     Susquehanna's Board of Directors currently consists of 14 directors. Election of Trudy B. Cunningham to the Class of 2001 will result in an increase in the Board to 15 directors. The Board is classified into three classes, one of which is elected each year to serve a term of three years. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

     At the Susquehanna Annual Meeting, the shareholders will elect six persons to the Class of 2001. The candidates nominated to such class who receive the highest number of votes will be elected. In the election, shareholders will be entitled to cast one vote for each share held for each of the six candidates to the Class of 2001 but will not be entitled to cumulate such votes.

     Nominations for six members of the Class of 2001 have been made by the Board of Directors. Additional nominations for election to the Board of Directors may be made by any holder of Susquehanna Common Stock. Each nomination shall be made in writing and delivered or mailed to the President of Susquehanna not less than 14 days prior to the Annual Meeting. Such notification shall contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the corporation that will be voted by the notifying shareholder for such proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of Susquehanna owned by the notifying shareholder.

     Management's nominees for the Class of 2001 are James G. Apple, Trudy B. Cunningham, John M. Denlinger, Marley R. Gross, T. Max Hall, and Raymond M. O'Connell. All nominees are currently directors of Susquehanna, except for Ms. Cunningham, who is currently a director of First National Trust Bank, a Susquehanna subsidiary.

     Ms. Cunningham currently serves as an Associate Dean of Engineering at the College of Engineering at Bucknell University in Lewisburg, Pennsylvania. She has served in that capacity since 1983. She received her Bachelor of Arts degree in Mathematics and Psychology in 1965 from the University of Chattanooga, her Master of Arts degree in Interdisciplinary Studies-Mathematics in 1968 from the University of Oregon and her Education Doctorate degree in Curriculum and Instruction in 1978 from the University of Tennessee. In addition to being a director of First National Trust Bank, Ms. Cunningham has also been appointed to the board of directors of Suncom Industries, the Advisory Committee of the Sloan Resource Center, a Fellow for the Society for Values in Higher Education and the AAUW International Fellowship Panel. In the past she has also chaired the AAUW International Fellowship Panel (1993-1996), the ASEE Middle Atlantic Section Meeting (1994), the Bucknell Technology Seminars (1985-1988) and the PCTM Publications Committee (1983). Ms. Cunningham is also the author of numerous publications and has participated in a variety of professional and social committees.

     In the absence of instructions to the contrary, proxies will be voted in favor of the election of Susquehanna Management's nominees. In the event any of the nominees should become unavailable, it is intended that the proxies will be voted for such substitute nominee(s) as may be chosen by management.
Susquehanna Management has no present knowledge that any of the nominees will be unavailable to serve. The following table sets forth the name and age of each nominee and continuing director, as well as their business experience, including principal occupation and the period during which each has served as a director.


------------------------------------------------------------------------------------------------------------
                                               Business Experience
                                          Including Principal Occupation            Director    Present Term
     Name, Address/(1)/     Age                for Past Five Years                    Since        Expires
------------------------------------------------------------------------------------------------------------
James G. Apple/(2)/          62      President, Butter Krust Baking Co., Inc.          1992          1998

Trudy B. Cunningham/(2)/     55      Associate Dean of Engineering, Bucknell             --            --
                                     University; Director, First National Trust
                                     Bank; Director, Suncom Industries

John M. Denlinger/(2)/       58      Division Manager, Denlinger Building Materials,   1985          1998
                                     a Division of Carolina Holdings, Inc.

Marley R. Gross/(2)/         65      President, Marley R. Gross Ford, Inc.             1995          1998

T. Max Hall/(2)/             63      Attorney, McNerney, Page, Vanderlin and Hall;     1986          1998
                                     Chairman of the Board, Data Papers, Inc.;
                                     Chairman of the Board, Data Papers of North
                                     Carolina, Inc.

Raymond M. O'Connell/(2)/    71      Chairman of the Board, Williamsport National      1986          1998
                                     Bank; Director (Retired), Phoenix Data, Inc.

Richard M. Cloney            56      Vice President and Secretary, Susquehanna;        1985          1999
                                     Executive Vice President, Farmers First Bank;
                                     Director and President, Susque-Bancshares
                                     Leasing Co., Inc., Director and Vice Chairman,
                                     Susquehanna Bancshares South, Inc.

Richard E. Funke             62      Director and Vice Chairman, Susquehanna           1995          1999
                                     Bancshares South, Inc.

Edward W. Helfrick           69      State Senator, Commonwealth of Pennsylvania       1985          1999
                                     since 1980.  Other Affiliations:  President,
                                     Rand Realty Co.; President and Treasurer, Norco
                                     Equipment Co.

C. William Hetzer, Jr.       65      President, C. William Hetzer, Inc. (General       1989          1999
                                     Contractor)

Robert S. Bolinger           61      President & Chief Executive Officer,              1982          2000
                                     Susquehanna; Chairman & Chief Executive
                                     Officer, Farmers First Bank; Chairman,
                                     Susquehanna Bancshares South, Inc.; President &
                                     CEO, Susquehanna Bancshares East, Inc.

Henry H. Gibbel              62      President, Lititz Mutual Insurance Co. & Penn     1982          2000
                                     Charter Mutual Insurance Co. (Insurance Company)

George J. Morgan             66      President, Morgan, Hallgren, Crosswell & Kane,    1982          2000
                                     P.C. (Law Firm)


------------------------------------------------------------------------------------------------------------
                                               Business Experience
                                          Including Principal Occupation            Director    Present Term
     Name, Address/(1)/     Age                for Past Five Years                    Since        Expires
------------------------------------------------------------------------------------------------------------
Robert C. Reymer, Jr.        71      Retired Vice President, McDowell Insurance Inc.   1985          2000
                                     (Insurance Agency)

Roger V. Wiest               57      Managing and Senior Partner, Wiest, Wiest,        1992          2000
                                     Saylor & Muolo (Law Firm)
------------------------------------------------------------------------------------------------------------

-----------------------
/(1)/ The business address for all directors of Susquehanna is Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, Pennsylvania 17543.
/(2)/ Susquehanna Management nominees for election at the Annual Meeting for terms expiring 2001.
-----------------------

     Messrs. Gibbel, Morgan, Denlinger and Bolinger are directors of Farmers First Bank ("Farmers First"), a Susquehanna subsidiary, and have been directors of that bank and its predecessor for more than five years. Messrs. Apple, Helfrick and Wiest are directors of First National Trust Bank ("First National"), a Susquehanna subsidiary, and have been directors of that bank for more than five years. Ms. Cunningham, nominee for election to the Class of 2001, has been a director of First National since 1996. Mr. Reymer is a director of Citizens National Bank of Southern Pennsylvania ("Citizens"), a Susquehanna subsidiary, and has been a director of that bank and its predecessors for more than five years. Messrs. Hall and O'Connell are directors of Williamsport National Bank ("Williamsport National"), a Susquehanna
subsidiary, and have been directors of that bank for more than five years.   Mr.
Gross was formerly a director for more than five years of Spring Grove National Bank ("Spring Grove"), a Susquehanna subsidiary, which was merged into Farmers First in 1996. Mr. Hetzer is a director of Farmers & Merchants Bank and Trust ("F&M"), a Susquehanna subsidiary, and has been a director of that bank for more than five years. Messrs. Bolinger, Cloney, Denlinger, Funke and Morgan also serve as directors of Susquehanna Bancshares South, Inc., ("Susquehanna South"), a wholly-owned subsidiary of Susquehanna. Messrs. Bolinger, Denlinger, Morgan and Wiest also serve as directors of Susquehanna Bancshares East, Inc. ("Susquehanna East"), a wholly-owned subsidiary of Susquehanna.

     T. Max Hall is a partner in the law firm of McNerney, Page, Vanderlin and Hall located in Williamsport, Pennsylvania. During the last fiscal year, McNerney, Page, Vanderlin and Hall was retained to provide legal services to Williamsport National. Also, Roger V. Wiest is a partner in the law firm of Wiest, Wiest, Saylor & Muolo located in Sunbury, Pennsylvania. During the last five years, Wiest, Wiest, Saylor & Muolo was retained to provide services to First National. George J. Morgan is a shareholder and President in the law firm of Morgan, Hallgren, Crosswell & Kane, P.C. During the last fiscal year, Morgan, Hallgren, Crosswell & Kane, P.C., was retained to provide legal services
to Susquebanc Lease Co., a Susquehanna subsidiary.    See "CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS."

     All of the directors of Susquehanna are outside directors except Messrs. Bolinger, Cloney and Funke.

Board Committees and Meetings

     The Board of Directors of Susquehanna has two standing committees, an Audit Committee and a Compensation Committee, both of which were established in 1987. The members of both committees are all outside directors.

     The principal purpose of the Audit Committee is to meet with Susquehanna's independent accountants and review the scope and results of Susquehanna's annual audit, to review the reports of examination of regulatory agencies and the replies to the reports, and to review information pertaining to internal auditing and

Susquehanna's systems of internal controls. The directors serving on the Audit Committee in 1997 were James G. Apple, T. Max Hall, Robert C. Reymer, Jr., and Roger V. Wiest. The Audit Committee met four times during 1997.

     The principal purposes of the Compensation Committee are to review and approve key executive salary policy, systems for distribution of incentive compensation or bonuses, and the design of any new supplemental compensation programs applicable to executive compensation. The directors serving on the Compensation Committee in 1997 were John M. Denlinger, Henry H. Gibbel, Edward
W. Helfrick, C. William Hetzer, Jr., and George J. Morgan. The Compensation Committee met seven times during 1997.

     The Board of Directors has no other standing committees. It operates as a committee of the whole for all other matters including nominations.

  During the last fiscal year the Susquehanna Board of Directors met ten times. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which they served that were held in the fiscal year in the period during which they served as a director, except that one incumbent director, Mr. Helfrick, attended fewer than 75% of the total meetings of the Board of Directors and committees of the Board on which he served.


                  DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors and Executive Officers

     Directors currently receive an annual fee of $5,000 and a payment of $800 for attendance at each Board of Directors' meeting except telephonic meetings, where the compensation is $250. Directors are paid $800 for each committee meeting which they attend, unless the committee meets on the day of a meeting of the entire Board, in which case the fee is $250.

     The following table sets forth the executive officers of Susquehanna, their ages and their positions with Susquehanna:


     ------------------------------------------------------------------------------------------
     Name                         Age     Title
     ------------------------------------------------------------------------------------------
     Robert S. Bolinger           61      President & Chief Executive Officer
     William J. Reuter/(1)/       48      Senior Vice President
     Gregory A. Duncan/(1)/       42      Senior Vice President - Administration
     William T. Belden            48      Vice President
     Frederick W. Bisbee          59      Vice President
     Richard M. Cloney            56      Vice President and Secretary
     Drew K. Hostetter            43      Vice President, Treasurer and Chief Financial Officer
     Charles W. Luppert           56      Vice President
     ------------------------------------------------------------------------------------------

/(1)/ Messrs. Reuter and Duncan have each been promoted to Senior Vice President, effective January 21, 1998, in connection with the adoption of a succession plan by the Board of Directors for the senior executive management of Susquehanna.

     Robert S. Bolinger and Richard M. Cloney are also principal executive officers of Farmers First and have been employed by Farmers First in substantially equivalent positions for more than the past five years. Mr. Bolinger also serves as a principal executive officer of Susquehanna South and is also a principal executive officer of Susquehanna Bancshares East, Inc., since its inception in April 1997. William T. Belden is a principal executive officer of Farmers First, having been appointed as President and Chief Operating Officer, effective January 17, 1995. Prior to assuming his present position, Mr. Belden served as a Vice President with PNC Bank from January 1973 to January 1995. Frederick W. Bisbee is also the principal executive officer of First National and has been employed by First National in a substantially equivalent position for more than the past five years.

Gregory A. Duncan is also the principal executive officer of Citizens and has been employed by Citizens in a substantially equivalent position since 1992. Drew K. Hostetter was appointed Treasurer of Susquehanna, effective May 31, 1996, replacing J. Stanley Mull, Jr., who retired, and was appointed to his present position effective January 1, 1998. He previously served as Assistant Treasurer at Susquehanna, having joined the company in December, 1994. Prior to joining Susquehanna, Mr. Hostetter served as Senior Vice President and Corporate Controller of MNC Financial, Baltimore, Md., from January 1990 to March 1994. Charles W. Luppert is also the principal executive officer of Williamsport National and has been employed by Williamsport National in a substantially equivalent position for more than the past five years. William J. Reuter is the principal executive officer of F&M and has been employed by F&M in a substantially equivalent position for more than the past five years. In 1996 Mr. Reuter was named an executive officer of Susquehanna South and, in 1997, its wholly-owned subsidiary, Susquehanna Bank.

     There are no family relationships among the executive officers of Susquehanna nor are there arrangements or understandings between any of them and any other person pursuant to which any of them was selected as an officer of Susquehanna.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934 requires Susquehanna's officers and directors, and persons who own more than ten percent of a registered class of Susquehanna's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Susquehanna believes that, during the period January 1 - December 31, 1997, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied.

Report of the Compensation Committee

     The Compensation Committee of the Board of Directors of Susquehanna is composed entirely of independent outside directors. The Committee is charged with responsibility for (i) assuring that key management personnel of Susquehanna and its affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow Susquehanna to attract and retain qualified personnel; and (ii) developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions of Susquehanna and its affiliates.

     Overall Policy

     Susquehanna's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, Susquehanna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Susquehanna's success in meeting specified performance goals and to appreciation in Susquehanna's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in Susquehanna's business strategy, to link executive and shareholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Compensation Committee conducts a review of Susquehanna's executive compensation program. The Compensation Committee believes that Susquehanna's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The annual compensation reviews permit an ongoing evaluation of the link between Susquehanna's performance and its executive compensation in the context of the compensation programs of other companies.

     The Compensation Committee determines the compensation for the Susquehanna officers designated as participants in the Susquehanna Long Term Incentive Plans, set forth in more detail below. This includes all individuals whose compensation is set forth in the "Summary Compensation Table" which follows.
The Compensation Committee believes that utilization of this approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this proxy statement (other than that of the President and Chief Executive Officer of Susquehanna), the Compensation Committee solicits and considers the views of Mr. Bolinger.

     The key elements of executive compensation consist of base salary, annual short term and long term incentive bonus, and in the past, a "Phantom" stock appreciation plan, which has been superseded by an Equity Compensation Plan.
The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Bolinger, Susquehanna's President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Susquehanna to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

     Base Salaries

     Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

     Annual salary adjustments are determined by evaluating the performance of Susquehanna and of each executive officer, and also take into account new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. Business units include each of Susquehanna's subsidiary banks and thrifts, and its leasing company, as well as discrete and identifiable operating areas, including commercial lending, retail lending and operations and finance, among others.

     In conducting its deliberations, the Compensation Committee makes use of an executive compensation survey prepared by nationally recognized consultants on executive compensation matters. The survey for 1997 analyzed compensation paid to executives at participating financial institutions with assets between $100 million and $5 billion.

     The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within Susquehanna's management program. The Compensation Committee then established a range around the midpoint, with 80% of the midpoint as the minimum and 120% of the midpoint as the maximum.

     The salaries of Susquehanna's principal officers were compared to the midpoint, and increases were awarded in the context of individual performance and contribution, as explained below, with each salary targeted to fall within the midpoint range. Accordingly, salaries which are established by the Compensation Committee may slightly exceed or fall below the median range. Mr. Bolinger's salary falls within the range established for the position he occupies.

     In evaluating an executive officer's performance, the Compensation Committee looks to his/her accomplishments, which are based on qualitative and quantitative measures, and the results produced by the executive officer, which are based on quantitative measures. In determining accomplishments and results, the Compensation Committee considers corporate and business unit performance factors. Business unit factors include revenues of the business unit for which the executive officer has responsibility, the business unit's growth in earnings, the business unit's results expressed in terms of savings realized or efficiencies achieved, the effective use of the executive officer's time within his/her business unit, the executive officer's management skills and, finally, the business unit and/or executive officer's development of new products or lines of business. Management skills include improving operations, planning and organizing, responding to change, communication skills and working with others. The corporate factors which are considered include earnings growth of Susquehanna and the subsidiary bank with which the executive officer serves, asset growth of Susquehanna and the subsidiary bank with which the executive officer serves, and the ability of the executive officer to demonstrate management skills.

     In determining the quantitative measures, the Compensation Committee looks, in part, to the Uniform Bank Performance Results which is published quarterly by the Federal Financial Institution Examination Council. This material measures and compares each Susquehanna bank subsidiary against other banks in its peer group in over 40 different financial areas. The peer groups used include banks between $100 million and $300 million in size and between $500 million and $1 billion in size. The basis for the bank's performance in these areas in relation to the business unit and the bank in which the executive serves allows the committee to assess such individual's and his/her business unit's quantitative success.

     A majority of the financial institutions participating in the salary survey are included in the line of business group which is indexed in Susquehanna's Stock Price Performance Graph, set forth in Susquehanna's proxy statement. All of the financial institutions which are indexed in the Stock Price Performance Group are reported in the Uniform Bank Performance Results.

     In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the members of the Compensation Committee are permitted to assign such weight and importance to each factor as they, in their discretion, deem appropriate.

     In determining the compensation package to be awarded to Messrs. Bolinger, Cloney, Luppert, Bisbee and Reuter, the Compensation Committee did not attach particular weight to the employment agreements between these individuals and Susquehanna other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. These executive officers have agreed to the base salary increases made by the Compensation Committee.

     With respect to the base salary granted to Mr. Bolinger in 1997, the Compensation Committee took into account a comparison of base salaries of chief executive officers of peer companies based on the salary survey, Susquehanna's success in meeting its return on equity goals in 1996, the performance of Susquehanna Common Stock and the assessment by the Compensation Committee of Mr. Bolinger's individual performance. The Compensation Committee also took into account the fact that Mr. Bolinger served in a dual capacity as Chief Executive Officer of both Susquehanna and Farmers First, the longevity of Mr. Bolinger's service to Susquehanna and Farmers First, and its belief that Mr. Bolinger is a representative of Susquehanna and Farmers First to the public by virtue of his stature in the community and the industry. Mr. Bolinger was granted a base salary of $369,000 for 1997, an increase of 4% over his $354,619 base salary for 1996.

     Annual Bonus

     Each subsidiary of Susquehanna ("Subsidiary," collectively, the "Subsidiaries") maintains an annual cash bonus program in which all persons employed by that Subsidiary on a certain date are eligible to participate. The amount of the bonus is determined based upon utilization of a "performance bonus calculation" which is a formula relationship based on return on average assets and net income growth for the Subsidiary and return on average capital and earnings per share growth for Susquehanna that produces a "performance bonus percentage." In general, the Subsidiary employees' performance bonus percentage is based 50% on the performance of their respective Subsidiary and 50% on the performance of Susquehanna, while Susquehanna employees' performance bonus is based 100% on the performance of Susquehanna. A "performance bonus percentage" is adopted by the Board of Directors of each Subsidiary and Susquehanna and uniformly applied to the salaries of each eligible employee. Performance bonus percentages differed at each Subsidiary and Susquehanna and ranged between 7.50% at Susque-Bancshares Leasing Co., Inc., to 12.20% at Williamsport National. Mr. Bolinger participated in the Susquehanna performance bonus program in 1997 and thus earned a bonus of 11.40% of his base salary under this plan which represented $41,750. The total of annual bonuses awarded to all executive officers of Susquehanna in 1997 was $283,468. In addition, the Susquehanna Compensation Committee awarded a discretionary merit cash bonus to Mr. Bolinger of $30,000, representing outstanding individual financial and non-financial contributions to Susquehanna.

     Susquehanna's Performance Award Plan

     Susquehannana's Performance Award Plan ("Performance Award Plan") is a long-term incentive program administered by the Compensation Committee, designed to provide incentives to key executive officers based upon the financial performance of Susquehanna and its Subsidiaries.

     The Performance Award Plan was adopted by the Board of Directors of Susquehanna on October 14, 1986. The Performance Award Plan was approved for an initial three-year period, referred to as an Earnout Period, which began on January 1, 1986, and ended December 31, 1988. Three subsequent Earnout Periods were approved running from January 1, 1989, through December 31, 1991, from January 1, 1992, through December 31, 1994, and from January 1, 1995, through December 31, 1997. No additional Earnout Periods have been approved.

     The express purpose of the Performance Award Plan is to provide key executives with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of Susquehanna and its Subsidiaries; to join the common interests of Susquehanna and key executives; and to attract and retain executives of exceptional ability.

     The Performance Award Plan is administered by the Compensation Committee which has full and complete authority in its discretion, but subject to the express provisions of the Performance Award Plan, to select the executives entitled to participate in the Performance Award Plan; to determine the amount of such performance awards to be granted; to determine the time or times at which such awards shall be granted; to establish the terms and conditions upon which such awards shall become payable under the Performance Award Plan; to remove any restrictions and conditions upon such awards; and to make all of the determinations deemed necessary or desirable for the administration of the Performance Award Plan. As indicated, however, the Board of Directors reserves the right to determine whether the Performance Award Plan will be continued for successive Earnout Periods.

     Pursuant to the Performance Award Plan, a Target Award is established for each executive officer selected by the Compensation Committee to participate in the Performance Award Plan ("Participant") for the applicable Earnout Period. The Earnout Periods are three-year periods coterminous with the corresponding fiscal years of Susquehanna. As indicated, Earnout Periods ended on December 31, 1988, December 31, 1991, December 31, 1994 and December 31, 1997.

     At the end of each Earnout Period, the percentage of the Target Award that was achieved by each Participant with respect to such period is calculated from Incentive Award Tables which are based on a comparison of the performance of both Susquehanna and its Subsidiaries for the Earnout Period in relation to certain Internal and External Criteria designated in advance by the Compensation Committee. The award actually received by the Participant represents a percentage of the Target Award and is based on the performance of Susquehanna and the Subsidiary with which the Participant serves.

     During the Earnout Period, 60% of the actual award is based on the Subsidiary's performance and 40% is based on Susquehanna's performance. The performance of the Subsidiary and of Susquehanna is measured against

"Internal Criteria" and "External Criteria." In each case, the Criteria consists of return on average assets, return on equity, equity/asset ratio and asset/employee ratio. The Internal Criteria assesses Susquehanna and the Subsidiary's success during the earnout period in achieving certain goals (i.e., benchmarks) which are established by the Compensation Committee in consultation with independent consultants, and which constitute returns and ratios designed to put Susquehanna's consolidated operations at a high level of profitability and performance if achieved. The External Criteria compare Susquehanna and the Subsidiary's actual performance in each area of the Criteria against the performance of their respective peers, on a national, regional and local level. The peers against which Susquehanna's performance is measured are generally included within the line of business group indexed in Susquehanna's Stock Performance Graph, although the national peer group is larger than the line of business group.

     As noted, the award earned by each executive officer is based principally on the success of the Subsidiary (60%) and the balance (40%) on the success of Susquehanna. The specific Criteria carry the following aggregated weights: return on average assets, 42.5%; return on equity, 20.0%; equity/asset ratio, 20.0%; asset/employee ratio, 17.5%. Effective with the Fourth Earnout Period, which ended on December 31, 1997, the awards for Messrs. Bolinger and Cloney will be computed based principally upon the success of Susquehanna (78%) and the balance (22%) on the success of Farmers First.

     Prior to the commencement of any Earnout Period, the Compensation Committee designates the Participants in the Performance Award Plan, the Target Award for each Participant with respect to that Earnout Period, the relevant Internal and External Criteria, the Peer Groups for external comparison with respect to that Earnout Period, and establishes the Incentive Award Table with respect to such period.

     The percentage of the Target Award achieved by each Plan Participant is payable in three installments with one-half of the amount earned payable on or before June 1 of the calendar year commencing immediately following the conclusion of such Earnout Period and the remaining one-half paid in two equal installments over the next two years with each such subsequent installment payable on January 1 of each of the two such following years. Amounts received under the Performance Award Plan are paid only in cash.

     No amounts shall be paid to any Participant under the Performance Award Plan with respect to the Earnout Period if: (i) Susquehanna has experienced a net loss during the Earnout Period, taken as a whole, but only if the Board is comprised of a majority of "continuing directors" as defined in Susquehanna's Articles in effect on January 1, 1987; or (ii) to particular Participants if the Subsidiary whose performance provides the Subsidiary measure of the Participant's benefit under the Performance Award Plan has experienced a net loss over the Earnout Period, taken as a whole (either of which events are hereinafter referred to as an "Event of Nullification").

     The Performance Award Plan provides for acceleration under certain circumstances, as set forth therein.

     Earned performance awards may also be forfeited by a Participant if the Participant's employment with Susquehanna or its Subsidiaries is terminated pursuant to certain circumstances described in the Performance Award Plan (any such termination hereinafter referred to as an "Event of Forfeiture").

     Based on the performance of Susquehanna and its Subsidiaries for the Third Earnout Period which ended December 31, 1994, the performance award applicable to each qualifying Participant for the third installment, representing 25% of the total award, under the Third Earnout Period was as follows: Mr. Bolinger, $32,288; Mr. Cloney, $13,389; Mr. Bisbee, $4,578; Mr. Luppert, $7,176; Mr.
Reuter, $3,539; Mr. Duncan, $3,649; Mr. Krantz, $2,735; Mr. Walsh, $2,076; and
Mr. Keim, $1,670.

     For the Fourth Earnout Period of the Performance Award Plan which ended December 31, 1997, the Compensation Committee designated the following Performance Award Plan Participants: Robert S. Bolinger, Richard M. Cloney, J. Stanley Mull, Jr., Edward Balderston, Jr., Frederick W. Bisbee, Charles W. Luppert, William J. Reuter, Robert L. Strausbaugh, Drew K. Hostetter, William T. Belden, Donald J. Showers, Robert E. Krantz, Thomas C. Walsh, David D. Keim, and Gregory A. Duncan.

     Compared to its peers under the External Criteria in 1996, the last year for which data is available, Susquehanna's performance ranged between the 10th and 78th percentile brackets with the lowest performance in return on equity and the highest in equity/asset ratio. The performance of Farmers First, which represented the Subsidiary component of Mr. Bolinger's compensation, placed it between the 29th percentile and the 79th percentile brackets measured against the External Criteria, with the lowest performance in return on equity and the highest in return on assets.

     In 1997, Mr. Bolinger received a payment of $32,288, which represented 25% of the award he earned during the Third Earnout Period, which ended December 31,
1994, for having attained 48.8% of the Target Amount.   Susquehanna's executive
officers earned $64,619 for the same period.

     Susquehanna Phantom Stock Appreciation Plan

     On May 31, 1996, the Phantom Stock Plan was terminated and replaced by the Equity Compensation Plan. All previously awarded interests outstanding under the Phantom Stock Plan on May 31, 1996, were converted into cash and Susquehanna stock based upon the amount earned by each participant determined in accordance with generally accepted accounting principles. To replace the Phantom Stock Plan, the Compensation Committee granted stock options under the Equity Compensation Plan to participants included in the Phantom Stock Plan and directors as set forth on the following table:

-------------------------------------------------------------------------------
                        Options       Exercise
   Participant          Granted*       Price*    Grant Date    Expiration Date
-------------------------------------------------------------------------------

Bolinger                  43,713        $19.50     5-31-96        5-31-2006
Cloney                    31,242         19.50     5-31-96        5-31-2006
Mull                      22,500         19.50     5-31-96        5-31-2000
Reuter                    19,800         19.50     5-31-96        5-31-2006
Bisbee                    18,642         19.50     5-31-96        5-31-2006
Belden                    16,713         19.50     5-31-96        5-31-2006
Luppert                   15,942         19.50     5-31-96        5-31-2006
Duncan                    15,942         19.50     5-31-96        5-31-2006
Krantz                    14,913         19.50     5-31-96        5-31-2006
Showers                   13,757         19.50     5-31-96        5-31-2006
Strausbaugh               11,571         19.50     5-31-96        5-31-2000
Walsh                     10,286         19.50     5-31-96        5-31-2006
Keim                       8,742         19.50     5-31-96        5-31-2006
Apple                      1,500         19.50     5-31-96        5-31-2006
Denlinger                  1,500         19.50     5-31-96        5-31-2006
Gibbel                     1,500         19.50     5-31-96        5-31-2006
Gross                      1,500         19.50     5-31-96        5-31-2006
Hall                       1,500         19.50     5-31-96        5-31-2006
Helfrick                   1,500         19.50     5-31-96        5-31-2006
Hetzer                     1,500         19.50     5-31-96        5-31-2006
Morgan                     1,500         19.50     5-31-96        5-31-2006
O'Connell                  1,500         19.50     5-31-96        5-31-2006
Reymer                     1,500         19.50     5-31-96        5-31-2006
Wiest                      1,500         19.50     5-31-96        5-31-2006
                         -------

           Total         260,263
-------------------------------------------------------------------------------

*These stock options become exercisable one-third on May 31, 1999, one-third on May 31, 2000, and one-third on May 31, 2001, except for Mull and Strausbaugh whose options were exercisable immediately. Adjusted to reflect 3-for-2 stock split in 1997.

     Equity Compensation Plan

     On April 17, 1996, the Board of Directors adopted the Equity Compensation Plan, which supersedes the Phantom Stock Plan. The shareholders of Susquehanna approved the Equity Compensation Plan on May 31, 1996 at the Annual Meeting of Shareholders. Subject to adjustment in certain circumstances as discussed below, the Equity Compensation Plan authorizes up to 975,000 shares of Susquehanna Common Stock for issuance pursuant to the terms of the Equity Compensation Plan. If and to the extent options granted under the Equity Compensation Plan terminate, expire or cancel without being exercised, or if any shares of restricted stock are forfeited, the shares subject to such option or award again will be available for purposes of the Equity Compensation Plan.

     The Equity Compensation Plan is administered and interpreted by the Compensation Committee. After receiving recommendations from management, the Compensation Committee has the sole authority to determine: (i) the persons to whom options and/or awards are to be granted under the Equity Compensation Plan;
(ii) the type, size and terms of the options; (iii) the time when the options and/or awards are to be granted and the duration of the exercise period; and
(iv) any other matters arising under the Equity Compensation Plan. A person may serve on the Compensation Committee only if he or she is not eligible, and has not been eligible, to receive a discretionary grant under the Equity Compensation Plan for at least one year before his or her appointment. Nondiscretionary grants of stock options to non-employee directors under the Stock Option Plan are not included in this prohibition.

     Incentives under the Equity Compensation Plan consist of incentive stock options, non-qualified stock options, restricted stock grants, Phantom Stock Rights and stock appreciation rights (hereinafter collectively referred to as "Grants"). All Grants are subject to the terms and conditions set forth in the Equity Compensation Plan and to those other terms and conditions consistent with the Equity Compensation Plan as the Compensation Committee deems appropriate and as are specified in writing by the Compensation Committee to the designated individual (the "Grant Letter"). The Compensation Committee must approve the form and provisions of each Grant Letter to an individual.

     Officers, employee directors, and other employees of Susquehanna or an affiliate designated by Susquehanna are eligible to participate in the Equity Compensation Plan. Non-employee directors will not participate in the Equity Compensation Plan beyond an initial grant of an option to acquire 7,500 shares to each present and newly added director. Non-employee directors will receive a grant of an option to purchase 1,500 shares in their first year of participation in the plan, and 1,500 shares in each of the next following years (up to a total, aggregate grant of 7,500 shares). The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of the grant, and one-third on the fifth anniversary of the date of grant. At April 15, 1998, approximately ____ executive officers and such other as yet undetermined number of employees as the Compensation Committee shall select were eligible to participate in the Equity Compensation Plan. After receiving recommendations from Susquehanna Management, the Compensation Committee selects the persons to receive Grants and determines the number of shares of Susquehanna Common Stock subject to a particular Grant. No grantee may receive options, stock appreciation rights, Phantom Stock Rights or restricted stock awards for more than 300,000 shares of Susquehanna Common Stock for any calendar year.

     The Compensation Committee may grant options qualifying as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1996, as amended (the "Code") and/or other stock options ("NQSOs") in accordance with the terms and conditions set forth in the Equity Compensation Plan or any combination of ISOs or NQSOs.

     The exercise price of Susquehanna Common Stock subject to an ISO is the fair market value of such stock on the date the option is granted. The exercise price of Susquehanna Common Stock subject to a NQSO also is the fair market value of such stock on the date the option is granted.

     The Compensation Committee determines the option exercise period for each option; provided, however, that the exercise period may not exceed 10 years from the date of grant. Unless otherwise provided in the Grant Letter, each option shall fully vest upon the earliest of: (i) the grantee's normal retirement date; (ii) five years from the date of Grant; (iii) the grantee's death or disability (within the meaning of Susquehanna's long-term disability program); or (iv) the occurrence of a Change-of-Control (defined below) of Susquehanna. A grantee may exercise an option by delivering notice of exercise to the Secretary of Susquehanna with accompanying full payment of the option price. The grantee may pay the option price in cash or, with the Compensation Committee's consent, by delivering shares of Susquehanna Common Stock already owned by the grantee and having a fair market value on the date of exercise equal to the option price, or with a combination of cash and shares. The grantee must pay the option price and the amount of withholding tax due, if any, at the time of exercise. Shares of Susquehanna Common Stock are not issued or transferred upon exercise of the option until the option price and the withholding obligation are fully paid. Generally, unless provided otherwise in the grant letter, the right to exercise any grant terminates 90 days following termination of the participant's relationship in Susquehanna.

     Susquehanna may issue or transfer shares of Susquehanna Common Stock under a Grant (a "Restricted Stock Grant") pursuant to the Equity Compensation Plan. Shares of Susquehanna Common Stock issued pursuant to a Restricted Stock Grant are issued for cash or services rendered having a value, as determined by the Board of Directors, at least equal to the par value of the Susquehanna Common Stock subject to the Grant. The Compensation Committee grants to each grantee a number of shares of Susquehanna Common Stock determined in its sole discretion, but no greater than the maximum limit described above. If a grantee's employment terminates during the period, if any, designated in the Grant Letter as the period during which the transfer of the shares is restricted (the "Restriction Period"), the Restricted Stock Grant terminates with respect to all shares covered by the Grant as to which the restrictions on transfer have not lapsed, and those shares of Susquehanna Common Stock must be immediately returned to Susquehanna. During the Restriction Period, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Susquehanna Common Stock to which such Restriction Period applies, except to a successor grantee in the event of the grantee's death. All restrictions imposed under the Restricted Stock Grant lapse upon the expiration of the applicable Restriction Period. In addition, the Compensation Committee may determine as to any or all Restricted Grants that all restrictions will lapse under such other circumstances as it deems equitable.

     The Compensation Committee may grant stock appreciation rights ("SARs") to any grantee in tandem with a stock option, for all or a portion of the applicable option, either at the time the option is granted or, in the case of a NQSO, at any time thereafter while the option remains outstanding. The number of SARs granted to a grantee which are exercisable during any given period of time may not exceed the number of shares of Susquehanna Common Stock which the grantee may purchase upon the exercise of the related stock option during such period of time. Upon the exercise of such option, the SARs relating to the Susquehanna Common Stock covered by such option terminate. Upon the exercise of SARs, the related option terminates to the extent of an equal number of shares of Susquehanna Common Stock.

     Upon a grantee's exercise of some or all of his or her SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, Susquehanna Common Stock or a combination thereof. The stock appreciation for a SAR is the difference between the exercise price specified for the related option and the fair market value of the underlying Susquehanna Common Stock on the date of exercise of the SAR. The Equity Compensation Plan provides that the exercise price of a SAR is the greater of: (i) the exercise price or option price of the related stock option; or (ii) the fair market value of a share of Susquehanna Common Stock as of the date of grant of the SAR.

     A SAR is exercisable only during the period when the option to which it relates is also exercisable; provided, however, that in no event may a SAR be exercisable by any person subject to Section 16 of the Securities Exchange Act of 1934, as amended, during the first six months after being granted, except in the event of the retirement, death or disability of the grantee (if the related Stock Option is then exercisable).

     The Equity Compensation Plan includes phantom stock appreciation rights under a program substantially similar to the Phantom Stock Plan that was maintained by Susquehanna. With the adoption of the Equity

Compensation Plan, the Phantom Stock Plan was terminated as a separate plan but its provisions have been incorporated in and have become a part of the Equity Compensation Plan. Any inconsistency between the terms of the Equity Compensation Plan and the Phantom Stock Plan will be resolved in favor of the terms of the Equity Compensation Plan. Interests previously awarded under the Phantom Stock Plan and outstanding at the time of adoption of the Equity Compensation Plan will be subject to conversion to cash and Susquehanna stock based upon the amount earned determined in accordance with generally accepted accounting principles but subject to the Phantom Stock Plan participant's acceptance.

     The Board of Directors may amend or terminate the Equity Compensation Plan at any time; provided, however, that any amendment that materially increases the benefits accruing to participants under the Equity Compensation Plan, increases the aggregate number (or individual limit for any grantee) of shares of Susquehanna Common Stock that may be issued or transferred under the Equity Compensation Plan, materially modifies the requirements as to eligibility for participation, or modifies the provisions for determining fair market value of Susquehanna Common Stock will be subject to approval by the shareholders of Susquehanna. The Equity Compensation Plan will terminate on May 31, 2006, unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the shareholders.

     A termination or amendment of the Equity Compensation Plan that occurs after a Grant is made will not result in the termination or amendment of the Grant unless the grantee consents or unless the Compensation Committee revokes a Grant the terms of which are contrary to applicable law. The termination of the Equity Compensation Plan will not impair the power and authority of the Compensation Committee with respect to outstanding Grants.

     If there is any change in the number or kind of shares of Susquehanna Common Stock through the declaration of stock dividends, or through a recapitalization, stock split, or combinations or exchanges of such shares, or merger, recapitalization or consolidation of Susquehanna, reclassification or change in the par value or by reason of any other extraordinary or unusual event, the number of shares of Susquehanna Common Stock available for Grants and the number of such shares covered by outstanding Grants, and the price per share of the applicable market value of such Grants, will be proportionately adjusted by the Compensation Committee to reflect any increase or decrease in the number or kind of issued shares of Susquehanna Common Stock.

     In the event of a Change-of-Control of Susquehanna: (i) all options outstanding under the Equity Compensation Plan will become immediately exercisable; and (ii) all restrictions on the transfer of shares with respect to a Restricted Stock Grant which have not, prior to such date, been forfeited will immediately lapse. A Change-of-Control of Susquehanna will be deemed to have taken place if: (i) any person or group (except for Susquehanna or any employee benefit plan of Susquehanna or of any affiliate), shall become the beneficial owner in the aggregate of 20% or more of the equity of Susquehanna then outstanding; (ii) any person or group purchases substantially all of the assets of Susquehanna; (iii) Susquehanna is liquidated or dissolved; (iv) at least a majority of the Board of Directors of Susquehanna at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or (v) Susquehanna merges or consolidates with any other corporation and is not the surviving corporation.

     A Grant under the Equity Compensation Plan will not be construed as conferring upon any grantee a contract of employment or service, and such Grant will not confer upon the grantee any rights upon termination of employment or service, other than certain limited rights as to the exercise of a stock option for a designated period of time following such termination.

     On May 30, 1997, additional non-qualified stock options to acquire 69,663 shares were granted to directors and officers of Susquehanna.

     General

     Section 162(m) of the Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year. Because the compensation paid Susquehanna's most highly compensated officer amounted to $463,290, which is substantially below the $1 million threshold called for in Section 162, the Compensation Committee has not adopted a formal policy on awarding compensation in excess of such threshold.

     Conclusion

     Through the programs described above, a significant portion of Susquehanna's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 1997, as in previous years, performance-based variable elements played a major role in the Compensation Committee's executive compensation determinations, including those relating to Mr. Bolinger. The Compensation Committee intends to continue the policy of linking executive compensation to Susquehanna's performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.

     The Susquehanna Bancshares, Inc., Compensation Committee:

               John M. Denlinger      C. William Hetzer, Jr.
               Henry H. Gibbel        George J. Morgan
               Edward W. Helfrick

     Summary Compensation Table

     The following table sets forth the cash compensation paid to, as well as the value of stock awards and other payments earned by, Susquehanna's five most highly compensated executive officers during 1997 and the prior two years. Except for director fees paid by Susquehanna, all "annual compensation" was received from Farmers First, F & M, First National, Susquehanna South, or Williamsport National.

                           [Table on following page]

                           SUMMARY COMPENSATION TABLE

-----------------------------------------------------------------------------------
                                                    Annual Compensation
 ...................................................................................
                                                                         Other
                                                                        Annual
                                                                        Compen-
    Name       Principal Position   Year      Salary/(5)/  Bonus/(6)/  sation/(7)/
-----------------------------------------------------------------------------------
Robert S.      President and        1997       $366,227     $71,750            -
Bolinger/(1)/  Chief Executive      1996        365,969      67,448            -
               Officer of           1995        347,631      58,112            -
               Susquehanna

Richard M.     Vice President       1997       $254,330     $28,994            -
Cloney/(1)/    and Secretary of     1996        259,464      52,702            -
               Susquehanna          1995        252,930      43,832            -


William J.     Vice President of    1997       $213,846     $35,529            -
Reuter/(2)/    Susquehanna;         1996        170,385      24,453            -
               President of         1995        156,542      15,095            -
               F & M; President
               of Susquehanna
               South; President
               of Susquehanna
               Bank

Frederick W.   Vice President of    1997       $153,293     $20,329            -
Bisbee/(3)/    Susquehanna;         1996        148,467      16,877            -
               President of         1995        143,065      17,186            -
               First National

Charles W.     Vice President of    1997       $152,596     $18,617            -
Luppert/(4)/   Susquehanna;         1996        148,462      22,073            -
               President of         1995        144,324      20,740            -
               Williamsport
               National

-----------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                     Long Term Compensation
 ..................................................................................................................................
                                                       Stock
                                                   Appreciation         Stock                                        All Other
                                                      Rights           Options           LTIP           SAR        Compensation
    Name       Principal Position     Year      (# of Units)/(8)/    Granted/(9)/    Payouts/(10)/  Payouts/(11)/    /(12)/
----------------------------------------------------------------------------------------------------------------------------------
Robert S.      President and          1997                      -           9,248         $32,288        $      0        $4,800
Bolinger/(1)/  Chief Executive        1996                      -          43,713          32,288         204,753         4,500
               Officer of             1995                 29,142               -          64,576          37,195         4,500
               Susquehanna

Richard M.     Vice President         1997                      -           4,602         $13,389        $      0        $4,800
Cloney/(1)/    and Secretary of       1996                      -          31,242          13,389         112,583         4,500
               Susquehanna            1995                 20,828               -          26,778          18,507         4,500


William J.     Vice President of      1997                      -           3,102          $3,539        $      0        $4,800
Reuter/(2)/    Susquehanna;           1996                      -          19,800           3,539          74,462         4,500
               President of           1995                 13,200               -           7,079          12,475         4,500
               F & M; President
               of Susquehanna
               South; President
               of Susquehanna
               Bank

Frederick W.   Vice President of      1997                      -           3,102          $4,578        $      0        $4,599
Bisbee/(3)/    Susquehanna;           1996                      -          18,642           4,578          73,158         4,454
               President of           1995                 12,428               -           9,157          12,475         4,301
               First National

Charles W.     Vice President of      1997                      -           3,102          $7,176        $      0        $4,574
Luppert/(4)/   Susquehanna;           1996                      -          15,942           7,176          70,116         4,454
               President of           1995                 10,628               -          14,352          12,475         4,330
               Williamsport
               National

----------------------------------------------------------------------------------------------------------------------------------

--------------
/(1)/ Messrs. Bolinger and Cloney have employment contracts with Susquehanna and receive their annual compensation, other than director's fees (where applicable), from Farmers First.
/(2)/ Mr. Reuter has an employment contract with Susquehanna, and receives his annual compensation from F& M and Susquehanna Bank.
/(3)/ Mr. Bisbee has an employment contract with Susquehanna and receives his annual compensation from First National.
/(4)/ Mr. Luppert has an employment contract with Susquehanna and receives his annual compensation from Williamsport National.
/(5)/ Includes all fees payable to directors of Susquehanna or its Subsidiaries including fees payable to directors who have elected to defer receipt under the Directors' Deferred Compensation Plan. Payment of such fees is deferred until retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan.
/(6)/ Includes any general or performance based bonuses paid by F&M, Farmers First, First National, or Williamsport National.
/(7)/ The aggregate value of perquisites received did not exceed the lesser of $50,000 or 10% of total salary and bonuses set forth in this table. No other applicable compensation was received.
/(8)/ Represents number of units awarded under Susquehanna's Phantom Stock Plan discussed above.
/(9)/ Represents number of stock options granted under Susquehanna's "Equity Compensation Plan" discussed above. Adjusted to reflect 3-for-2 stock split in 1997.
/(10)/ Represents payments under Susquehanna's "Performance Award Plan" discussed above.
/(11)/ Represents payments under Susquehanna's "Phantom Stock Appreciation Plan" discussed above. In June 1996, payments on the 1992 and 1995 grants based upon amounts earned through May 31, 1996, in accordance with generally accepted accounting principles were accelerated as the Phantom Stock Plan was terminated and replaced by the Equity Compensation Plan (stock options).
/(12)/ Represents payments made by Susquehanna into the "Susquehanna 401(k) Plan" on behalf of each participant, as more fully discussed below.

--------------


                          STOCK OPTION GRANTS IN 1997

                               INDIVIDUAL GRANTS


                           Number of       % of Total                               Potential Realizable Value
                           ---------       ----------                               --------------------------
                          Securities        Options                                 at Assumed Annual Rates of
                          ----------        -------                                 --------------------------
                          Underlying       Granted to                                Stock Price Appreciation
                          ----------       ----------                                ------------------------
                           Options        Employees in  Exercise     Expiration          for Option Term
                           -------        ------------  --------     ----------          ---------------
    Name                   Granted*       Fiscal Year    Price*         Date            5%              10%
    ----                   -------        -----------    ------         ----            --              ---
Robert S. Bolinger           9,248            13.3       $26.17       5-30-2007      $152,222        $385,734
Richard M. Cloney            4,602             6.6        26.17       5-30-2007        75,749         191,949
William J. Reuter            3,102             4.5        26.17       5-30-2007        51,059         129,384
Frederick W. Bisbee          3,102             4.5        26.17       5-30-2007        51,059         129,384
Charles W. Luppert           3,102             4.5        26.17       5-30-2007        51,059         129,384

*Adjusted to reflect 3-for-2 stock split in 1997.

                        AGGREGATED OPTIONS EXERCISED IN 1997 AND DECEMBER 31, 1997 OPTION VALUES

                         SHARES                     NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                         ------                     -------------------------------            --------------------
                        ACQUIRED                    UNEXERCISED OPTIONS AT DECEMBER           IN-THE-MONEY OPTIONS AT
                        --------                    -------------------------------           -----------------------
                           ON           VALUE                     31, 1997                       DECEMBER 31, 1997
                           --           -----                     --------                       -----------------
                        EXERCISE      REALIZED            EXERCISABLE/UNEXERCISABLE*         EXERCISABLE/UNEXERCISABLE
                        --------      --------            -------------------------          -------------------------
        NAME              (#)            ($)                        (#)                                 ($)
        ----              ---            ---                                 ---
Robert S. Bolinger         0              0                    9,248 / 43,713                   $111,716 / $819,619
Richard M. Cloney          0              0                    4,602 / 31,242                      55,592 / 585,788
William J. Reuter          0              0                    3,102 / 19,800                      37,472 / 371,250
Frederick W. Bisbee        0              0                    3,102 / 18,642                      37,472 / 349,538
Charles W. Luppert         0              0                    3,102 / 15,942                      37,472 / 298,913

*Adjusted to reflect 3-for-2 stock split in 1997.

Description of Certain Plans and Employment Contracts

     Executive Employment Contracts

     Susquehanna has five-year employment contracts with Messrs. Bolinger and Cloney which were executed in 1984 and renewed most recently in 1996. The employment contracts for Messrs. Bolinger and Cloney were not renewed in 1997, with the effect that such employment contracts will expire on February 28, 2001. The contracts provide for base salaries for the first twelve months following execution. In subsequent years, the base compensation is as agreed upon between Susquehanna and the officers, and in the absence of an agreement, is increased based on the Suburban Consumer Price Index for Suburban Wage Earners prepared by the United States Department of Labor. The contracts also provide fringe benefits comparable to those generally supplied to other salaried employees of Farmers First. If the officer becomes permanently disabled, he is entitled to all benefits under the contract, other than bonuses, for a period of not less than six months.

     The employment contracts may be terminated by Susquehanna if the officer is responsible for a loss to Susquehanna or Farmers First in excess of Farmers First's loan loss reserve or for actions bringing discredit to the business reputation or goodwill of Farmers First. Upon any termination described above, the officer will be entitled to receive the base salary and all other benefits provided by the contract for a period of one year reduced, however, by any compensation received, during the period, from any other employment entered into. Following any such termination, Susquehanna may require the officer to perform his duties under the contract for up to three months and hold himself reasonably available for advice and consultation for an additional period of nine months.

     In addition, the contract can be terminated by the officer on two months' notice or by Susquehanna immediately for breach of the contract by the officer, upon a felony conviction of the officer or on commission by the officer of a material fraudulent act against Susquehanna or Farmers First. If Susquehanna terminates the contract for any reason other than those set forth above, or if the officer resigns upon being reduced to a position of materially lesser authority, stature or responsibility, the officer will be entitled to a lump sum payment of the amounts he would have received under the contract for the balance of its term plus the value of other benefits to which he was entitled under the agreement.

     The Board of Directors of Susquehanna has approved three-year employment
contracts with Messrs. Bisbee, Reuter, Luppert and Duncan.   The form of these
employment contracts is substantially similar, in material respects, to the executive employment contracts existing between Susquehanna and Messrs. Bolinger and Cloney. Messrs. Bisbee's, Reuter's, Luppert's and Duncan's contracts, however, provide certain relief in the event that a change of control occurs. Each may terminate his employment within twelve months following a change of control if there occurs an adverse change in his respective circumstances (as set forth in his respective employment contracts). For purposes of these contracts, a "change of control" is deemed to occur when a person shall acquire control of Susquehanna or applicable Subsidiary.

     As noted above, Richard E. Funke has served as a director of Susquehanna since 1995 and is also a director of Susquehanna South. Mr. Funke is not, however, an executive officer of Susquehanna. The form of a three-year Employment Agreement between Susquehanna South and Mr. Funke (the "Employment Agreement") is generally the same in material respects to the three-year executive employment contracts between Susquehanna and Messrs. Bisbee, Reuter, Luppert and Duncan, as described above. The Employment Agreement, however, also provides for termination of certain non-competition provisions contained in the Employment Agreement upon a change of control.

     Change-of-Control Plans

     Susquehanna's Equity Compensation Plan, which supersedes the Phantom Stock Plan, and Performance Award Plan contain Change-of-Control provisions.

     Equity Compensation:   In the event of a Change-of-Control of Susquehanna:
(i) all options outstanding under the Equity Compensation Plan will become immediately exercisable; and (ii) all restrictions on the transfer of shares with respect to a Restricted Stock Grant which have not, prior to such date, been forfeited will immediately lapse. A Change-of-Control of Susquehanna will be deemed to have taken place if: (i) any person or group (except for Susquehanna or any employee benefit plan of Susquehanna or of any affiliate), shall become the beneficial owner in the aggregate of 20% or more of the equity of Susquehanna then outstanding; (ii) any person or group purchases substantially all of the assets of Susquehanna; (iii) Susquehanna is liquidated or dissolved; (iv) at least a majority of the Board of Directors of Susquehanna at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination; or
(v) Susquehanna merges or consolidates with any other corporation and is not the surviving corporation.

     Performance Award Plan: Under the Performance Award Plan, 100% of the Target Award applicable to a then-current Earnout Period becomes due and payable to each Participant if: (i) any entity or person becomes the beneficial owner of, or shall obtain voting control, over 25% or more of the outstanding shares of Susquehanna Common Stock; (ii) the shareholders of Susquehanna and the shareholders of any other constituent corporation approve a definitive agreement to merge or consolidate Susquehanna with or into another corporation other than a merger or consolidation of Susquehanna in which holders of shares of Susquehanna Common Stock immediately prior to the merger or consolidation have at least 60% of the ownership of common stock of the surviving corporation immediately after the merger or consolidation, which common stock is then held substantially in the same proportion as such holders' ownership of Susquehanna Common Stock immediately prior to the merger or consolidation; or (iii) the shareholders of Susquehanna approve a definitive agreement to sell or otherwise dispose of all or substantially all of the assets of Susquehanna. Upon the occurrence of any such event, the Target Award is deemed earned and immediately payable in full with the same force and effect as if all performance criteria had been achieved for the entire Earnout Period, whether or not such is the case.

     Pension Plans

     Effective January 1, 1989, Susquehanna and each Subsidiary adopted a defined benefit pension plan (the "Retirement Income Plan") under which benefits are determined by "Final Average Compensation" as defined below. This plan covers employees of Susquehanna and its Subsidiaries upon their attaining age 21 and the completion of one year's service in which 1,000 hours are worked. All Participants in predecessor plans maintained by Susquehanna Subsidiaries as of January 1, 1989, became members of the Retirement Income Plan effective that date.

     Participants under the Retirement Income Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered

Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a Social Security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

     Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

     Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan ("Supplemental Plan") which will provide for benefits lost under the Retirement Income Plan on account of Code Sections 401(a)(17) and 415 which limit the compensation and benefits under a qualified retirement plan. Selected participants of the Retirement Income Plan are eligible for benefits under the Supplemental Plan.

     The following table sets forth the annual benefits under both the Retirement Income and the Supplemental Plans upon normal retirement at age 65 to persons in specified salary classifications, assuming election by the employee of payment only in the form of a life annuity.

          THE SUSQUEHANNA BANCSHARES RETIREMENT AND RESTORATION PLANS
               ANNUAL NORMAL RETIREMENT BENEFIT FOR PARTICIPANT
                            TURNING AGE 65 IN 1997

                           YEARS OF SERVICE AT RETIREMENT
                --------------------------------------------------
 FINAL AVERAGE
  COMPENSATION      15        20        25        30        35
  ------------      --        --        --        --        --
    $125,000      $ 35,302  $ 47,070  $ 58,837  $ 58,837  $ 58,837
     150,000        42,802    57,070    71,337    71,337    71,337
     175,000        50,302    67,070    83,837    83,837    83,837
     200,000        57,802    77,070    96,337    96,337    96,337
     225,000        65,302    87,070   108,837   108,837   108,837
     250,000        72,802    97,070   121,337   121,337   121,337
     300,000        87,802   117,070   146,337   146,337   146,337
     350,000       102,802   137,070   171,337   171,337   171,337
     400,000       117,802   157,070   196,337   196,337   196,337
     450,000       132,802   177,070   221,337   221,337   221,337
     500,000       147,802   197,070   246,337   246,337   246,337

     For purposes of the Retirement Income Plan, as of December 31, 1997, Messrs. Bolinger, Cloney, Luppert, Bisbee, and Reuter had 22, 21, 27, 24 and 23 credited years of service respectively. Only the base salary of Messrs. Bolinger, Cloney, Luppert, Bisbee and Reuter is compensation covered under the Retirement Income Plan. Other components of such officers' total compensation do not affect benefits payable under the Retirement Income Plan. In 1997, Mr. Bolinger's base salary was $369,000, Mr. Cloney's base salary was $254,330, Mr. Bisbee's base salary was $153,293, Mr. Luppert's base salary was $152,596, and Mr. Reuter's base salary was $213,846.

     Also, effective January 1, 1989, Susquehanna and each Subsidiary adopted a 401(k) plan ("401(k) Plan") under which employees may defer portions of their income on a pre-tax basis. The 401(k) Plan covers employees of Susquehanna and its Subsidiaries upon their attaining age 21 and the completion of one year of service in which 1,000 hours are worked. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became Participants in the Susquehanna 401(k) Plan effective that date.

     Participants under the Susquehanna 401(k) Plan are allowed to defer between 1% and 15% of their compensation during the year. Subject to Board discretion, Susquehanna will match 100% of the first 3% of employee deferrals. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) Plan allows for loans and hardship withdrawals within legal limitations.

     The vested portion of matching contributions made to the 401(k) Plan during 1997 on behalf of the individual officers named above and the Executive Officers as a group are as follows: Mr. Bolinger, $4,800; Mr. Cloney, $4,800; Mr. Bisbee, $4,599; Mr. Luppert, $4,574; Mr. Reuter, $4,800; and the Executive Officers as a group, $40,770.

Cash Balance Pension Plan

     Effective January 1, 1998, Susquehanna converted the Retirement Income Plan into a Defined Benefit Cash Balance Pension Plan ("Cash Balance Pension Plan").

     All employees who were a participant in the Retirement Income Plan had the value of their benefit under that plan converted into the opening Cash Balance Account under the new Cash Balance Pension Plan. The opening balance equals 105% of the present value of each employee's total future benefit payments carried through December 31, 1997, under the Retirement Income Plan.

     Employees age 55 and older with 10 or more years of service as of January 1, 1998, are "grandfathered" and will receive a benefit no less than the amount determined under the plan provisions in effect December 31, 1997.

     Contributions on behalf of participants are made at the end of the year (or at the time of termination of employment if the participant was working at a pace to get 1,000 hours and receiving a benefit payout immediately). Contributions are based on a formula that provides participants an employer credit, or allocation each year as a percentage of the participant's pay. The employer credit is based on the sum of the employee's attained age and credited service.

                                            Annual Employer
                                            ---------------
                       Employee's Age         Allocation
                       --------------         ----------
                       Plus Service*          (% of Pay)
                       -------------          ----------

                      Less than 30                    3%
                            30-39                     4%
                            40-49                     5%
                            50-59                     6%
                            60-69                     7%
                            70-79                     8%
                            80-89                     9%
                            90-99                    10%
                      100 or more                    11%

          *Age is determined based on completed years as of January 1, and Service is full years of Credited Service as defined in the Plan as of January 1.

     Interest is credited to each participant based on the 1-Year U.S. Treasury Bill (the auction average for the August preceeding the Plan Year; for example, 5.46% for the 1998 calendar year). Interest credits are on a daily basis until retirement benefits commence.

     The Cash Balance Pension Plan defines eligible compensation as W-2 pay during the Plan Year, including deferrals to any 401(k) Plan and pretax contributions for health and welfare premiums. This includes bonus, incentives, and commissions which were not included under the Retirement Income Plan.

     Participation begins on the July 1 or January 1 nearest attainment of age 21 and completion of a year of service (with 1,000 hours). Participants who complete one thousand hours of service in a plan year (or who are on a pace and terminate during a plan year) are eligible for an employer allocation.

     Participants have the same optional forms of payment under the Cash Balance Pension Plan that were available under the Retirement Income Plan.

     The death benefit is the annuitized value of the participant's Cash Balance Account payable at what would have been the participant's earliest retirement age, after adjustment to reflect 100% Joint and Survivor annuity payment form.

     Normal Retirement is age 65. Early retirement is attained by reaching age 55 with 15 years of service. The benefit equals the annuitized value of the participant's Cash Balance Account as of the retirement commencement date.

     Transitioning to the new plan will require the creation of an "opening account balance." The opening account balance will be calculated based upon each participant's accrued benefit under the former plan as of December 31, 1997. The initial balance will equal 105% of the present value of their accrued benefit under the former plan. The actuarial assumptions used to determine the opening balance are as follows:

     . Interest Rate: 30 year Treasury rate as of August 1997 (6.58%) . Mortality Table: 1983 GAM, weighted 50% male and 50% female
     .  Retirement Age:  Age 65 for all employees

     Any benefits, rights and features that were available to participants under the Retirement Income Plan as of December 31, 1997, will continue to be available to participants in the future (with respect to the benefits they had accrued under the Retirement Income and predecessor plans through December 31,
1997).

         THE SUSQUEHANNA BANCSHARES CASH BALANCE AND RESTORATION PLANS
                ANNUAL NORMAL RETIREMENT BENEFIT FOR PARTICIPANT
                             TURNING AGE 65 IN 1997

                          YEARS OF SERVICE AT RETIREMENT
                -------------------------------------------------
 FINAL AVERAGE
  COMPENSATION      15        20        25        30        35
  ------------      --        --        --        --        --
    $125,000       $17,721  $ 25,833  $ 34,424  $ 45,006  $ 55,705
     150,000        21,265    31,000    41,309    54,009    66,848
     175,000        24,809    36,166    48,194    63,011    77,990
     200,000        28,353    41,332    55,078    72,011    89,131
     225,000        31,897    46,499    61,964    81,013   100,274
     250,000        35,441    51,667    68,847    90,014   111,412
     300,000        42,530    61,999    82,617   108,016   133,695
     350,000        49,618    72,333    96,387   126,020   155,979
     400,000        56,706    82,667   110,158   144,022   178,262
     450,000        63,794    92,999   123,925   162,024   200,543
     500,000        70,883   103,333   137,696   180,028   222,830

---------------------

Assumptions:
         Cash Balance Plan in effect all years.
         Salary Scale............................3.0%
         Interest credit rate....................6.5%
         Interest rate for annuity conversion....7.0%
         Mortality...............................GAM83 unisex
----------------------

Stock Price Performance Graph

         The following graph compares for fiscal years 1992 through 1997 the yearly change in the cumulative total return to holders of Susquehanna Common Stock with the cumulative total return of the Nasdaq Total Return Index (the "Nasdaq Index"), a broad market in which Susquehanna participates, and of an index comprised of all publicly traded banks in asset size $1-5 billion, compiled by an independent research firm (the "Bank Index"). The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index and the Bank Index.

         The Bank Index consists of Susquehanna's bank peers relative to size as measured by total assets. It is believed that these Bank Index companies are comparable to Susquehanna in terms of size and all businesses engaged in. There can be no assurance that Susquehanna's stock performance will continue into the future with the same or similar trends depicted in the graph below.



                          SUSQUEHANNA BANCSHARES, INC.

                            Stock Price Performance

                           [LINE GRAPH APPEARS HERE]


-------------------------------------------------------------------------------------------------------------------
                                                              Period Ending December 31
-------------------------------------------------------------------------------------------------------------------
                                       1992          1993         1994         1995         1996          1997
                                       ----          ----         ----         ----         ----          ----
Susquehanna Bancshares, Inc.         $100.00       $124.91      $106.24      $132.32      $180.16       $308.28
NASDAQ - Total US                     100.00        114.80       112.21       158.70       195.19        239.53
SNL $1B-$5B Bank Index                100.00        120.19       126.54       170.16       220.59        367.88
-------------------------------------------------------------------------------------------------------------------

     APPROVAL OF AMENDMENT TO SUSQUEHANNA'S ARTICLES OF INCORPORATION

     On _______________, the Board of Directors approved a proposal to amend Susquehanna's Articles to increase the number of shares of Common Stock, par value $2.00 per share, which Susquehanna is authorized to issue from 32,000,000 to 100,000,000. There will be no change in the par value of each share of Common Stock and the Amendment will not affect the number of shares of preferred stock authorized, which is 5,000,000 shares. The full text of the proposed Amendment to Article 5 of Susquehanna's Articles is set forth below:

     Article 5. The aggregate number of shares which the corporation will have the authority to issue is one hundred five million (105,000,000) shares, divided into two classes consisting of five million (5,000,000) shares of Preferred Stock, without par value ("Preferred Stock") and one hundred million (100,000,000) shares of Common Stock, par value $2.00 per share ("Common Stock").

                 The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for the Preferred Stock and any series thereof, and to issue such Preferred Stock from time to time in one or more series. The designations, preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights of any series of Preferred Stock may differ from those of any and all series at any time outstanding.

     As of April 21, 1998, Susquehanna had ______________ shares of Common
Stock issued, of which _______________ were held in the treasury of Susquehanna.

     If the proposed Amendment is approved, the newly authorized but unissued shares will be available for issuance from time to time at the discretion of the Board of Directors for such purposes and consideration as the Board may approve. Generally no shareholder approval is required for the issuance of authorized but unissued shares of Common Stock, except as provided by the rules of the National Association of Securities Dealers Automated Quotations National Market System ("NASDAQ/NSM") and as required by Susquehanna's Articles. Unissued shares of Common Stock will be available at the discretion of the Board of Directors for, among other things, the Stock Split, future stock splits, stock dividends, acquisitions, or issuance upon exercise of stock options or to raise additional capital in public or private sales. The Board of Directors has authorized the issuance of shares for such purposes in the past.

     Shareholders have no preemptive rights to acquire shares issued by Susquehanna under its existing Articles, and shareholders would not acquire any such rights with respect to such additional shares under the proposed Amendment to Susquehanna's Articles. Under some circumstances, issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing shareholders. This increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in the control of Susquehanna more difficult. The Board of Directors' purpose for recommending this proposal is not as an anti-takeover measure, but for the reasons discussed above.

     The Board of Directors believes that the Amendment to increase the number of authorized shares is advisable in order to give Susquehanna additional flexibility. The affirmative vote of a majority of the holders of a majority of Susquehanna Common Stock present in person or represented by proxy at the Annual Meeting is necessary to adopt the proposed Amendment. The Board of Directors recommends a vote FOR approval of the Amendment.

     On April 15, 1998, the Susquehanna Board of Directors declared a _____ for _____ Stock Split to be effected in the form of a _____% stock dividend, payable on July 1, 1998, to shareholders of record as of the close of business on June 15, 1998 (the "Stock Split Record Date"). This Stock Split is expressly conditioned upon shareholder approval of the Amendment. IF THE AMENDMENT INCREASING THE AUTHORIZED COMMON STOCK IS NOT APPROVED BY THE SUSQUEHANNA SHAREHOLDERS, THE STOCK SPLIT WILL NOT BE MADE.

     Assuming that the Susquehanna Shareholders approve the Amendment as proposed, the Stock Split will not change a holder of Susquehanna's Common Stock's proportionate ownership interest in Susquehanna if the shareholder retains the original shares and the new shares issued to him or her. If a shareholder were to dispose of all or some portion of his or her existing or new shares, however, his or her proportionate interest in the ownership of Susquehanna would be reduced.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain directors and executive officers of Susquehanna and its Subsidiaries, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 1997, these loans totaled $24 million, which represented 7% of stockholder's equity.

     During 1997, the law firms in which directors Hall, Morgan, and Wiest are principals, received fees from Susquehanna affiliates in amounts which did not exceed 5% of their respective firm's gross revenues for that year.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Susquehanna has engaged Coopers & Lybrand, L.L.P. ("Coopers & Lybrand"), independent public accountants, to audit its financial statements for the year ended December 31, 1997. Susquehanna expects to engage Coopers & Lybrand as its independent public accountants for the year 1998. Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna's shareholders.


                                SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1999 Annual Meeting of Susquehanna shareholders must be received by the Secretary of Susquehanna no later than December 28, 1998, in order to be considered for inclusion in the proxy statement and form of proxy relating to such 1999 Susquehanna Annual Meeting.

                                OTHER MATTERS

     Susquehanna knows of no business which will be presented at the Annual Meeting other than the election of directors. However, if other matters come before the meeting, it is the intention of the proxy agents to vote upon such matters in accordance with their judgment in such matters.

                                       By Order of the Board of Directors,

                                       /s/ Richard M. Cloney

                                       Richard M. Cloney
                                       Secretary